LINCOLN EDUCATIONAL SERVICES CORPORATION
REPORTS SECOND QUARTER RESULTS

Lincoln Generates Strong Second Quarter Revenue, Operating Income and EPS
Average Student Population Increases 17.6 Percent

West Orange, NJ, (August 5, 2010) — Lincoln Educational Services Corporation (NASDAQ: LINC) (Lincoln), a leading provider of diversified career-oriented post-secondary education, today reported second quarter results.

Second Quarter 2010 Highlights

•	Revenue grew 19.3 percent to $152.8 million from $128.1 million in the prior-year quarter.
•	Operating income rose 71.1 percent; operating profit margin improved to 15.0 percent from 10.5 percent in the prior-year quarter.
•	Diluted earnings per share grew 85.2 percent to $0.50.
•	Average student population rose 17.6 percent.
•	Student starts were essentially flat and reflected actions to raise outcomes.

Comment

“We produced a very strong quarter,” said Shaun McAlmont, Lincoln’s President and Chief Executive Officer. “Our revenue, operating income and earnings per share were all records for a second quarter.

“The current regulatory environment has created uncertainty in our sector as the Department of Education has placed a greater emphasis on regulating quality outcomes, student debt levels and overall return on educational investment.  While the regulations have yet to be finalized, we believe that the Department’s focus on improving outcomes is consistent with our mission of providing students with a quality education and a high return on their investment.   Accordingly, we elected to raise our admission standards in the first quarter of 2010 to reduce the percentage of higher risk students in our population. While these actions contributed to starts being essentially flat in the second quarter, we believe that the increased admissions standards will assist us in achieving the Department’s overall objectives by improving our graduation and placement rates while also having a positive impact on our overall population and future profitability by lowering our bad debt and default rates.

 “We will continue to expand our geographic presence, add new programs, develop our online and degree initiatives and pursue strategic acquisitions. As we execute these strategies, we look forward to raising our student outcomes as well as continuing to deliver strong results to our shareholders.”

Outlook

“In light of the current regulatory and economic environment, as well as our actions to reduce the percentage of higher risk students in our enrollment and to raise student outcomes, we are revising our previously issued guidance. We now believe student starts will be essentially flat for the remainder of 2010,” said Mr. McAlmont.  “For the full year 2010, we now expect revenue to range from $645 to $650 million and diluted earnings per share to range from $2.40 to $2.50, which would be an increase of 32 to 37 percent from the $1.82 we earned in 2009.  Student starts are expected to increase approximately 4 percent for the full year.

“For the third quarter of 2010, we expect revenue to range from $165 to $170 million. Diluted earnings per share are expected to range from $0.60 to $0.65, which would be an increase of 20 to 30 percent from the $0.50 earned in the third quarter of 2009.”

Second Quarter 2010 Operating Performance

Revenue increased 19.3 percent to $152.8 million in the second quarter from $128.1 million in the prior-year quarter. This increase was primarily due to a 17.6 percent increase in average student population.  Average revenue per student rose 1.4 percent in the second quarter primarily from tuition increases of 3 to 5 percent annually and from a shift in program mix.

Operating income increased 71.1 percent to $23.0 million in the second quarter from $13.4 million in the prior-year quarter. This strong operating performance reflects improved capacity utilization as the Company served a larger student population. Capacity utilization increased to 68 percent in the second quarter from 58 percent in the prior-year quarter. Operating income margin improved to 15.0 percent in the second quarter from 10.5 percent in the prior-year quarter.

Educational services and facilities expenses increased 13.7 percent to $58.1 million in the second quarter from $51.1 million in the prior-year quarter. This increase was primarily due to higher instructional expenses as well as books and tools expenses necessary to serve a larger student population. The Company began the second quarter of 2010 with approximately 5,800 more students than at the start of the second quarter of 2009. The increase in educational services and facilities expenses also reflects higher facilities expenses mainly due to the relocation of two of the Company’s campuses, facility expansions and related rent and dormitory maintenance costs. The remainder of this increase was due to an increase in depreciation expense of $0.4 million due to higher capital expenditures for the quarter ended June 30, 2010 compared to the quarter ended June 30, 2009.  As a percentage of revenue, educational services and facilities expense improved to 38.0 percent in the second quarter from 39.9 percent in the prior-year quarter.

Selling, general and administrative expenses increased 12.8 percent to $71.7 million in the second quarter from $63.6 million in the prior-year quarter. This increase was primarily due to sales and marketing attributable to annual compensation increases for admissions personnel and an increased number of admissions personnel compared with the prior-year quarter, as well as higher marketing expenses to increase the Company’s addressable market and to grow its student population. The increase in selling, general and administrative expenses also reflects an increased number of employees within the career services, financial aid and default management departments as compared with the prior-year quarter.

Administrative expenses also increased due to annual compensation increases, higher benefits costs and an increase in bad debt expense.  Bad debt expense increased to $10.0 million in the second quarter from $8.6 million in the prior-year quarter, primarily reflecting the larger student population. As a percentage of revenue, bad debt expense was 6.6 percent in the second quarter compared with 6.7 percent in the prior-year quarter. The number of days’ sales outstanding increased to 23.6 at June 30, 2010 from 22.7 at June 30, 2009. As of June 30, 2010, the Company had outstanding loan commitments to its students of $20.5 million compared with $24.1 million at March 31, 2010. Loan commitments, net of interest on the loans through maturity, were $16.3 million at June 30, 2010 compared with $18.1 million at March 31, 2010.

As a percentage of revenue, selling, general and administrative expenses improved to 46.9 percent in the second quarter from 49.6 percent in the prior-year quarter.

Net income increased 77.7 percent to $13.2 million in the second quarter from $7.4 million in the prior-year quarter. Diluted earnings per share grew 85.2 percent to $0.50 in the second quarter from $0.27 in the second quarter of 2009.

Cash flow from operations was $24.9 million in the first six months of 2010 compared with $9.8 million in the first six months of 2009. This increase primarily resulted from an increase in net income of approximately $14.4 million.

Balance Sheet

The Company had $28.2 million of cash and cash equivalents at June 30, 2010 compared with $46.1 million at December 31, 2009.  Total debt and capital lease obligations declined to $37.1 million at June 30, 2010 from $57.3 million at December 31, 2009.  Stockholders’ equity increased to $248.5 million at June 30, 2010 from $218.6 million at December 31, 2009.

Share Repurchase

In June 2010, the Company’s Board of Directors authorized the repurchase of up to $50 million of the Company’s outstanding common shares during a period of one year. In the second quarter, the Company repurchased 150,796 shares at an average price of $20.89 for a total of approximately $3.1 million.

Student Metrics

Starts and Population
	Three Months Ended
	June 30,
	2010	2009	Change
Student starts	8,082	8,136	(0.7%)
Average student population	30,965	26,333	17.6%
Period-end population	29,934	26,035	15.0%

Population Mix by Vertical

	June 30,
	2010	2009
Health sciences	39.0%	36.1%
Automotive	32.0%	32.6%
Skilled trades	11.3%	13.1%
Hospitality services	9.0%	9.3%
Business & IT	8.7%	8.9%
	100.0%	100.0%

Conference Call

Lincoln will host a conference call today at 10:00 a.m. Eastern Time. The conference call can be accessed by going to the Investor Relations section of its website at www.lincolnedu.com. Participants can also listen to the conference call by dialing 1-866-543-6408 (domestic) or 617-213-8899 (international) and using code 92397614. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.lincolnedu.com.  A replay of the call will also be available for seven days by calling 1-888-286-8010 (domestic) or 617-801-6888 (international) and using code 24789681.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, hospitality services and business and information technology. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 43 campuses in 17 states under 6 brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College, Euphoria Institute of Beauty Arts and Sciences, and Lincoln College of New England. Lincoln had an average enrollment of approximately 31,000 students for the quarter ended June 30, 2010.

Safe Harbor

Statements in this press release regarding Lincoln’s business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s Form 10-K for the year ended December 31, 2009 and certain of Lincoln’s other SEC filings. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contacts:
Cesar Ribeiro, Chief Financial Officer, 973-736-9340

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share amounts)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2010	2009	2010	2009

REVENUE	$152,795	$128,110	$305,261	$246,709
COSTS AND EXPENSES:
Educational services and facilities	58,118	51,120	116,987	99,418
Selling, general and administrative	71,705	63,573	139,978	123,187
Gain on sale of assets	(11)	(12)	(7)	(14)
Total costs and expenses	129,812	114,681	256,958	222,591
OPERATING INCOME	22,983	13,429	48,303	24,118
OTHER:
Interest income	19	7	21	9
Interest expense	(1,101)	(1,098)	(2,296)	(2,103)
Other income	48	8	48	17
INCOME BEFORE INCOME TAXES	21,949	12,346	46,076	22,041
PROVISION FOR INCOME TAXES	8,754	4,920	18,420	8,791
NET INCOME	$13,195	$7,426	$27,656	$13,250

Earnings per share - Basic -	$0.51	$0.28	$1.08	$0.51

Earnings per share – Diluted -	$0.50	$0.27	$1.05	$0.49

Weighted average number of common shares outstanding:

Basic	25,780	26,477	25,670	26,093

Diluted	26,439	27,217	26,387	26,834

Other data:

EBITDA (1)	$29,798	$19,562	$61,571	$35,509
Depreciation and amortization	6,767	6,125	13,220	11,374
Number of campuses	43	43	43	43
Average enrollment	30,965	26,333	30,919	25,507
Stock based compensation	567	527	1,247	1,064
Net cash provided by operating activities	3,780	7,539	24,935	9,832
Net cash used in investing activities	(9,231)	(5,872)	(23,635)	(32,913)
Net cash (used in) provided by financing activities	$(151)	$(4,249)	$(19,186)	$20,485

Selected Consolidated Balance Sheet Data:	June 30,
(In thousands, Unaudited)	2010

Cash and cash equivalents	$28,190
Current assets	93,377
Working capital	1,386
Total assets	389,260
Current liabilities	91,991
Long-term debt and capital lease
Obligations, including current portion	37,133
Total stockholders’ equity	$248,548

(1) Reconciliation of Non-GAAP Financial Measures

EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of income from continuing operations to EBITDA:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2010	2009	2010	2009
Net Income	$13,195	$7,426	$27,656	$13,250
Interest expense, net	1,082	1,091	2,275	2,094
Provision for income taxes	8,754	4,920	18,420	8,791
Depreciation and amortization	6,767	6,125	13,220	11,374
EBITDA	$29,798	$19,562	$61,571	$35,509